Exhibit 99.1

SUBSCRIPTION AGREEMENT

Name of Investor (the “Investor”):

(Print)

IndieShares Management, LLC

2311 N 45TH Street

Suite 310

Seattle, Washington 98103

Attention: Jay T Schwartz, President

Re:	Waitlist, LLC (“Waitlist”) 350,000 Class A limited liability company units (“Class A Shares”).

Investors:

1.	Subscription. The undersigned hereby tenders this subscription and applies to purchase the number of Class A Shares in Waitlist indicated below, pursuant to the terms of this Subscription Agreement. The purchase price of each Class A Share is ten dollars ($10.00). The undersigned further sets forth statements upon which you may rely to determine the suitability of the undersigned to purchase the Class A Shares. The undersigned understands that the Class A Shares are being offered pursuant to the prospectus, dated December 11, 2008, a copy of which can be found at www.indieshares.com/waitlist (the “Prospectus”) and its exhibits, including, but not limited to, the limited liability company agreement of Waitlist (the “Operating Agreement”). In connection with this subscription, the undersigned represents and warrants that, to the extent practicable, the personal, business and financial information provided by the Purchaser is complete and accurate, and presents a true statement of the undersigned’s financial condition.

2.	Representations and Understandings. The undersigned hereby makes the following representations, warranties and agreements and confirms the following understandings:

(i)	The undersigned is of legal age to contract.

(ii)	The undersigned is acquiring the Class A Shares for investment purposes, for the undersigned’s own account only, with no intention or view to distributing the Class A Shares or any participation or interest therein.

(iii)	The undersigned has established only one account and shall not acquire more than $2,500 worth of Class A Shares in Waitlist.

(iv)	The undersigned has received a copy of the Prospectus.

(v)	The undersigned has adequate financial resources for an investment of this character, and at this time he could bear a complete loss of his investment. The undersigned understands that any projections in the Registration Statement are mere estimates and may not reflect the actual results of Waitlist’s operations.

(vi)	The undersigned covenants not to transfer any Class A Share and understands and agrees that transfers of the Class A Shares will only occur by operation of law and in accordance with Section 19 of the Operating Agreement.

(vii)	The undersigned has been advised and is aware that: (a) there is no public market for the Class A Shares and it is not likely that any public market for the Class A Shares will develop; (b) it will not be possible to liquidate the investment readily; (c) the undersigned must bear the economic risk of his investment in the Class A Shares for an indefinite period of time because the Class A Shares have significant transfer restrictions and, therefore, cannot be sold; and (d) a legend as to the restrictions on transferability of the Class A Shares referred to herein will be made on the document evidencing the Class A Share.

(viii)	All contacts and contracts between the undersigned and Waitlist regarding the offer and sale to him of Class A Shares have been made within the state indicated below his signature on the signature page of this Subscription Agreement and the undersigned is a resident of such state.

(ix)	The undersigned agrees not to Transfer or assign this subscription or any interest therein.

(x)	Once the undersigned tenders their electronic subscription for the securities contemplated under this Subscription Agreement, Waitlist shall be in immediate receipt of the offer to purchase and either confirm or deny, acceptance of the undersigned’s offer. If the undersigned receives confirmation of acceptance of their subscription, the undersigned hereby acknowledges and agrees that, except as may be specifically provided herein, the undersigned is not entitled to withdraw, terminate or revoke this subscription.

(xi)	The undersigned is a natural person and not a partnership, corporation or trust.

(xii)	The undersigned meets any additional suitability standards and/or financial requirements which may be required in the jurisdiction in which he resides.

3.	Special Power of Attorney. The undersigned hereby appoints and IndieShares Management, LLC as the undersigned’s attorney-in-fact with power and authority to act in the undersigned’s name and on the undersigned’s behalf to execute, verify, acknowledge, deliver and file the Operating Agreement for Waitlist, any other documents, instruments, certificates or agreements necessary to effect the existence and continuation of Waitlist, any amendments to said documents, instruments, certificates or agreements, and any documents evidencing the admission of Members, which may be made by the Manager without obtaining the consent of the undersigned, or with obtaining such consent so long as it has been obtained. This special power of attorney is coupled with an interest, is irrevocable, and shall survive any transfer of Class A Shares or the death of the undersigned.

4.	Miscellaneous.

(i)	Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

(ii)	Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(iii)	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(iv)	Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(v)	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered via email to the party to be notified at such party’s email address as provided together with this Agreement or as subsequently modified by email notice to Waitlist.

(vi)	Electronic Signature. This Agreement shall only be executed by completing the electronic signature process as stated on the signature page.

(vii)	Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by Waitlist’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be transferred in accordance with the terms and conditions of the Operating Agreement, specifically Section 19 thereof.

signature page follows

The undersigned has (have) executed this Subscription Agreement on this [# day of [month, 200#.

SUBSCRIBER:

Print Name of Subscriber:

(Street Address)

(City, State and Zip Code)

Number of U.S. Dollars invested:      (NOTE: MUST BE IN $10 INCREMENTS SUBJECT TO A CAP OF $2,500)

Number of Class A Shares purchased:                                  (NOTE: MINIMUM IS 1 (ONE) CLASS A SHARE)

All subscription funds which are accepted will be deposited directly into Waitlist’s segregated impound account at Sterling Savings Bank located at 601 Union, Street Seattle, WA 98101 (the “Bank”), as required by the State of Washington. Subscription funds placed in the impound account may only be released once the offering threshold of $3,500,000 is raised (the “Offering Amount”) and upon the issuance of a letter of direction from the Department of Financial Institutions of the State of Washington. No investor may purchase more than 250 Class A Shares ($2,500) in this offering. The purchase price for the Class A Shares is $10, plus a $.50 per Class A Share Bank processing fee, and will be payable in full upon subscription. The Bank processing fees are strictly pass-through with no additional mark up by Waitlist. Waitlist does not make any money in these transactions. The processing fees are paid directly to the Bank and are subtracted from each payment prior to the funds being deposited into Waitlist’s impound account. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is paid to Bank to cover the processing fee, and $100 would be placed in Waitlist’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 is paid to the Bank and $3,500,000 are the gross proceeds to Waitlist. If Waitlist does not sell all of the Class A Shares by the close of the Offering Period (as defined in the Operating Agreement), all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any. However, the $.50 per Class A Share Bank transaction fee paid upon the purchase of the Class A Shares shall not be refunded. The rate of interest earned on Waitlist’s account will be determined by the Bank. The current interest rate on Waitlist’s account is 0%.

By typing your name below, you, the Investor, agree that this is valid as your signature and you have read and agree to the terms and conditions contained within this Subscription Agreement, the Prospectus, and Operating Agreement.

Your electronic signature: Type your full name below:

Name:		Date: MONTH, 200

SUBSCRIPTION ACCEPTED: INDIESHARES MANAGEMENT, LLC

By:	/s/ JAY T. SCHWARTZ	Date: MONTH, 200
Name:	Jay T Schwartz
Title:	President